Exhibit 10.1

PETCO HEALTH AND WELLNESS COMPANY, INC.

EXECUTIVE SEVERANCE PLAN

1.

Purpose. The purpose of the Petco Health and Wellness Company, Inc. Executive Severance Plan (the “Plan”) is to provide severance benefits to certain employees of Petco Health and Wellness Company, Inc. and its Affiliates (as defined below) in the event of a Qualifying Termination (as defined below). The Plan is maintained for the purpose of providing benefits for a select group of management or highly compensated employees.

2.	Term. The Plan shall be effective as of September 29, 2022 and remain in effect until terminated pursuant to Section 9.
3.	Definitions.
(a)	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest.
(b)

“Base Salary” means the annual base salary in effect for the Participant immediately before the Participant’s termination of employment (without giving effect to any reduction that constitutes Good Reason), excluding overtime, bonuses, incentive compensation or any other special payments.

(c)	“Board” means the Board of Directors of the Company.
(d)

“Cause” means, as determined by the Committee: (i) the Participant’s material breach of any agreement between the Participant and the Company or of any provisions of the Company’s Code of Conduct or other Company policy, which, if capable of cure, remains uncured after 30 days following the Company’s written notice to the Participant thereof; (ii) the Participant’s failure to perform the Participant’s duties to standards acceptable to the Company, as determined in the Committee’s discretion, or the Participant’s gross negligence in performing, or unfitness or unavailability to perform, the Participant’s job duties, in each case, which, if capable of cure, remains uncured after 30 days following the Company’s written notice to the Participant thereof; (iii) the Participant’s commission of an act of theft, fraud or dishonesty in the performance of the Participant’s duties or the Participant’s breach of the Participant’s duty of care or loyalty to the Company; (iv) the Participant’s conviction of, or entry of a guilty or no-contest plea to, any misdemeanor involving dishonesty, fraud or moral turpitude or any felony; or (v) the Participant acting in bad faith or engaging in willful misconduct. A Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to such Participant’s termination that grounds for a termination for Cause existed at the time of such termination, as determined by the Committee.

(e)	“Change in Control” has the meaning set forth in the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Company.

(f)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and any guidance and regulations promulgated thereunder.
(g)	“COBRA Multiplier” means the applicable COBRA multiplier for the Participant’s Tier as set forth on Exhibit A.
(h)	“Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.
(i)	“Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.
(j)	“Company” means Petco Health and Wellness Company, Inc. and its Affiliates (including the Employer), and shall include any successor.
(k)	“Confidentiality Agreement” means a Participant’s confidentiality and inventions agreement with the Company.
(l)

“Disability” means, as determined by the Committee, a physical or mental condition of the Participant that would entitle the Participant to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees as then in effect; or in the event that a Participant is not covered, for whatever reason under the Company’s long-term disability insurance policy or plan for employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Participants shall submit to an examination by such physician upon request by the Committee.

(m)	“Employer” means Petco Animal Supplies Stores, Inc. or any other applicable Affiliate that employs a Participant.
(n)	“ERISA” means the Employee Retirement Income Security Act of 1974 and any guidance and regulations promulgated thereunder.
(o)

“Good Reason” means the occurrence of any of the following without the prior consent of the Participant: (i) a material diminution in the Participant’s authority, duties or responsibilities; (ii) a material diminution in the Participant’s base salary; (iii) a relocation of the Participant’s principal place of employment by more than 50 miles; or (iv) a material breach by the Company of Section 13. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless: (A) the Participant provides written notice to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (B) the condition(s) specified in such written notice remain uncorrected for 30 days following the Company’s receipt of such written notice; and (C) the date of the termination of the Participant’s employment with the Company occurs within 90 days after the initial occurrence of the condition(s) specified in such written notice.

(p)	“Participant” means an employee of the Company who participates in the Plan pursuant to Section 4.
(q)

“Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason. If the Participant is primarily providing services to a business unit, as determined by the Committee, which is directly or indirectly sold, licensed or transferred resulting in a termination of the Participant’s employment with the Company, a Qualifying Termination will not be deemed to occur if upon or within 120 days following the closing of such sale, license or transfer, the Participant (i) accepts any position with the purchaser or any of its affiliates or (ii) is offered employment with the purchaser that does not require a relocation of the Participant’s principal place of employment by more than 50 miles and does not result in a material diminution in the Participant’s base salary, even if the Participant does not accept such offer of employment.

(r)	“Severance Benefits” means:
(i)

A lump sum payment in an amount equal to the Participant’s Severance Multiplier times the Participant’s Base Salary, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(ii)

For Tier 1 Participants only, payment of a pro-rata portion of the actual annual incentive that the Participant would have earned for the fiscal year in which the Termination Date occurs, based on the number of days the Participant is employed during such fiscal year, payable on the date when annual incentives under the applicable incentive plan are otherwise paid and in all events by April 15 of the fiscal year following the fiscal year in which the Termination Date occurs; provided, however, that if the applicable annual incentive plan involves individual performance metrics, the Participant’s calculated performance shall refer to the average calculated payout percentage for all participants in such annual incentive plan, rounded to the nearest whole percentage point;

(iii)

A lump sum payment in an amount equal to (A) the Participant’s COBRA Multiplier times (B) the monthly premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA, each determined as of the Termination Date, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the

Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year; and
(iv)

Payment of any earned but unpaid annual incentive for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when annual incentives under the applicable incentive plan are otherwise paid and in all events in the fiscal year that includes the Termination Date.

(s)	“Severance Multiplier” means the applicable severance multiplier for the Participant’s Tier as set forth on Exhibit A.
(t)	“Termination Date” means the date of the Participant’s termination of employment with the Company.
4.	Eligibility.
(a)

Unless otherwise determined by the Committee, all employees of the Company who are designated as “officers” of the Company under Section 16 of the Securities Exchange Act of 1934 or otherwise hold the title of Senior Vice President or higher, excluding the Chief Executive Officer of the Company (collectively the “Eligible Employees”), shall automatically be Participants; provided, however, that if an Eligible Employee is party to an employment agreement, letter agreement or any other arrangement with the Company providing for severance benefits, such Eligible Employee will not become a Participant until he or she executes a Participation Agreement with the Company in the form attached hereto as Exhibit B. If an employee ceases to hold a position qualifying as an Eligible Employee, then such employee shall no longer be a Participant with no further action required on the part of the Company or such employee, effective as of the date such employee ceases to hold a position qualifying as an Eligible Employee.

(b)

Unless otherwise determined by the Committee, Participants in Tier 1 shall include all “officers” of the Company under Section 16 of the Securities Exchange Act of 1934, other than the Chief Executive Officer of the Company, and Participants in Tier 2 shall include all other Eligible Employees.

5.	Severance Benefits.
(a)	Qualifying Termination. Upon a Participant’s Qualifying Termination, subject to Section 5(c), such Participant will receive the Severance Benefits.
(b)

Other Termination.  In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan.

(c)	Release of Claims. Payment of the Severance Benefits shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company (the “Release”) within the time period specified therein and (ii) the Participant’s continued compliance with the Participant’s Confidentiality Agreement.
(d)	Repayment of Severance Benefits.
(i)

If within six months following the Participant’s Termination Date, the Company wishes to rehire, in any capacity, any Participant who has received Severance Benefits and such Participant accepts the Company’s offer of employment, such Participant must repay to the Company a portion of the Severance Benefits received, calculated as follows: (A) the Participant’s Severance Multiplier times the Participant’s Base Salary, minus (B) the Participant’s Base Salary, divided by 52 and multiplied by the number of full weeks elapsed between the Termination Date and the date the Participant becomes reemployed by the Company. This amount must be repaid prior to the date the Participant becomes reemployed by the Company, less the amount of applicable taxes withheld from such amount.

(ii)

If, following the Participant’s receipt of all or any portion of the Severance Benefits, it is determined that no Qualifying Termination occurred, the Participant must repay to the Company all Severance Benefits received.

6.	Administration.
(a)

In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between such Participation Agreement and the Plan.

(b)

The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c)

The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including the timing and amount of payments. The Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee.

7.

Funding.  The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.
8.	Section 409A.
(a)

Compliance.  Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its Affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

(b)

Separation from Service.  Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(c)

Specified Employee.  Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.

9.	Amendment or Termination. The Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law. Any action of the

Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. During a 24-month period beginning on a Change in Control, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents the Participant from becoming eligible for Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).

10.

At-Will Employment.  Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

11.

Transfer and Assignment.  In no event may any Participant sell, transfer, anticipate, assign, encumber or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors or liable to attachment, execution, or other legal process.

12.

Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

13.

Successors.  Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

14.

Withholding; Taxes.  The Company shall withhold from any Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

15.	Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.
16.

Interpretation.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”

17.

Entire Agreement.  This Plan and the Participation Agreements represent the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersede all prior understandings, whether written or oral. For the avoidance of doubt, no Participant will be eligible for any other severance benefits under any employment agreement or letter agreement, except as provided under the terms of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. For the avoidance of doubt, this Plan and the Participation Agreement shall not modify any employment agreement or letter agreement with respect to any terms that are not covered by the subject matter hereof.

18.

Governing Law.  The provisions of the Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.

19.	Claims and Appeals.
(a)

Claims Procedure.  Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.

(b)

Appeal Procedure.  If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing.

The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

20.

Certain Excise Taxes.  Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

[Remainder of Page Intentionally Left Blank]

EXHIBIT A

Tier	Severance Multiplier	COBRA Multiplier
Tier 1	1.0	12
Tier 2	1.0	12

EXHIBIT B

PETCO HEALTH AND WELLNESS COMPANY, INC.

EXECUTIVE SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (the “Participant”) and Petco Health and Wellness Company, Inc. (the “Company”) effective as of ______________, 20____.

The Company maintains the Petco Health and Wellness Company, Inc. Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides Severance Benefits in connection with the Participant’s Qualifying Termination.

By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan as a Tier [__] Participant. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Miscellaneous:

1.

This Agreement shall be governed in all respects by the laws of the State of California without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.

2.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
3.

This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof. For the avoidance of doubt, the Participant will no longer be eligible for any other severance benefits under any employment agreement or letter agreement, except as provided under the terms of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan. For the avoidance of doubt, the Plan and this Agreement shall not modify any employment agreement or letter agreement with respect to any terms that are not covered by the subject matter hereof.

4.

This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

PETCO HEALTH AND WELLNESS COMPANY, INC.

Name:
Title:

PARTICIPANT

Name: